REPORT OF INDEPENDENT
      CERTIFIED PUBLIC
        ACCOUNTANTS
    ON INTERNAL CONTROL
         STRUCTURE



Board of Directors
Professionally Managed Portfolios
Glendora, California


In planning and performing our audits of the
financial statements of the Duncan Hurst
Technology Fund, Large-Cap Growth   20
Fund, Aggressive Growth Fund and
International Growth Fund, each a series of shares of Professionally Managed Portfolios, for the year ended March 31, 2001, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Funds is responsible
for establishing and maintaining an internal
control structure.   In fulfilling this
responsibility, estimates and judgments by
management are required to assess the expected
benefits and related costs of internal control
structure policies and procedures.   Two of the
objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States of America.

Because of inherent limitations in any internal
control structure, errors or irregularities may
occur and not be detected.   Also, projection of
any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control
structure would not necessarily disclose all
matters in the internal control structure that
might be material weaknesses under standards
established by the American Institute of
Certified Public Accountants.   A material
weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of March 31, 2001.

This report is intended solely for the
information and use of management and the Securities and Exchange Commission, and should not be used for any other purpose.




TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
May 9, 2001